DENMARK BANCSHARES, INC.

EXHIBIT (23.1)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Denmark Bancshares, Inc.

Denmark, Wisconsin

We consent to the inclusion of our report dated February 23, 2010, relating to the consolidated balance sheets of Denmark Bancshares, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009. We also consent to the incorporation by reference in the Registration Statement (No. 333-69551) on Form S-8 of Denmark Bancshares, Inc. of our report dated February 23, 2010, appearing in the Form 10-K of Denmark Bancshares, Inc.

Wipfli LLP

February 23, 2010

Green Bay, Wisconsin